Exhibit 10.1

HAWK CORPORATION

ANNUAL INCENTIVE COMPENSATION PLAN

1.           PURPOSE

The Hawk Corporation Annual Incentive Compensation Plan (the “Plan”) is designed to attract, retain, and reward highly-qualified executives who are important to the Company’s success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

2.           DEFINITIONS

(a)                      “Award” means an incentive award entitling an Executive Officer or Key Employee to receive performance-based incentive compensation based on a percentage of EBITDA or any other Performance Goal, or any other amounts determined by the Committee, pursuant to terms and conditions of the Plan.  For Ronald E. Weinberg, the Company’s Chief Executive Officer, the Award cannot be less than 1.75% of the Company’s EBITDA pursuant to the terms of his employment agreement.

(b)                      “Board” means the Board of Directors of Hawk Corporation.

(c)           “Change in Control” means the acquisition by any person or entity, directly, indirectly, or beneficially, acting alone or in concert, of more than fifty percent (50%) of the Company’s Class A Common Stock at any time outstanding.

(d)                      “Code” means the Internal Revenue Code of 1986, as amended.

(e)                      “Committee” means the Compensation Committee of the Board, or such other committee of the board that is designated by the Board to administer the Plan, in compliance with requirements of Section 162(m) of the Code.

(f)         “Company” means Hawk Corporation and any other corporation in which Hawk Corporation controls, directly or indirectly fifty percent (50%) or more of the combined voting power of all classes of voting securities.

(g)                      “EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization (before consideration of the Awards) for each Plan Year.

(h)                      “Executive Officer” means any officer of the Company subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

(i)         “Key Employee” means any employee of the Company as may be designated by the Committee.

(j)         “Participant” means an Executive Officer or Key Employee of the Company.

(k)                      “Performance Goal” means the goals considered by the Committee that are presently based on the attainment of a combination of the following: EBITDA, earnings per share from continuing operations, internal growth, new product development and economic value added.  Such goals may be modified by the Committee to also include any of the following: operating income, revenues, gross margin, return on operating assets, return on equity, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), cost control, acquisitions or divestitures, customer relationships, or other items deemed material to the success of the Company.

(l)         “Plan” means the Hawk Corporation Annual Incentive Compensation Plan.

(m)                      “Plan Year” means a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

 3.           ELIGIBILITY

Only Executive Officers and Key Employees are eligible to participate in the Plan.

4.           ADMINISTRATION

The Committee shall administer the Plan.  The Committee has the authority to interpret the Plan, to proscribe, amend and rescind rules and regulation relating to the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan, including anything necessary to comply with the requirements of Section 162(m) of the Code.  The Committee’s decisions shall be final, conclusive, and binding upon all persons.

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.  With limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make nonuniform and selective determinations and to establish nonuniform and selective performance goals, performance criteria and the weightings thereof.

5.           AWARDS

The Committee may make Awards to Participants with respect to each Plan Year, subject to the terms and conditions set forth in the Plan.

Within 90 days after the commencement of each Plan Year (or such other date as required by Section 162(m) of the Code and the regulations promulgated thereunder), the Committee shall, in writing, select the Participants for such Plan Year and set the Performance Goal and target Award for each Participant for such Plan Year.

At the end of the Plan Year, the Committee shall certify, in writing, prior to the payment of any Award, the attainment of the Performance Goal for the Plan Year.  Notwithstanding the attainment of the Performance Goal, the Committee shall have the discretion to reduce or eliminate the Award amount based upon the performance of the Company or the Participant or such other factors as the Committee determines in its discretion.  The Committee may not increase the amount of such Award or waive the achievement of the Performance Goal.

Payments under this Plan shall be made within 75 days following the end of the applicable Plan Year.  Payment of any award under the Plan shall be made in cash or in stock or stock-based awards under the Company’s 2000 Long Term Incentive Plan.

The Committee shall have the right to allow Participants to elect to defer up to 100% of their cash Award pursuant to the Company’s non-qualified deferred compensation plan, subject to the terms and conditions as the Committee may determine; provided, however, that the Participant’s election to defer such payment of Awards complies with Section 409A of the Code and the regulations promulgated thereunder, including but not limited to the requirement that the election to defer such payment is made before the first day of the taxable year during which the Participant’s services are performed.  In the case of performance-based compensation that is based on a performance period of at least 12 months, an election to defer such compensation may generally be made no later than the date that is six months before the end of the performance period, provided that such compensation is not substantially certain to be paid on or before the date of such election.  Notwithstanding the foregoing to the contrary, a Participant may elect to defer the receipt of an Award payable under this Plan with respect to the Plan Year in which he/she was first eligible to participate in any Company-sponsored “account balance” plan as defined in the Code, including this Plan within 30 days after the date that he became eligible, and such election will be deemed to apply to an Award paid for services performed subsequent to the election; provided, however, that the election applies only to the portion of the Award equal to the total amount of the Award for the service period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

Whenever payments are to be made under the Plan, the Company will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

6.           EFFECTIVE DATE, AMENDMENT AND TERMINATION

The effective date of the Plan is January 1, 2008.  The Committee may amend, modify, suspend, or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law.  The Committee will seek stockholder approval of any amendment determined to require stockholder approval or advisable under the regulations of the Internal Revenue Service or other applicable law or regulation.

7.	CHANGE IN CONTROL, TERMINATION OF EMPLOYMENT, DEATH OR DISABILITY

A Participant shall have no right to any Award under this Plan until that Award is paid.  In the event of a Change in Control, any Awards accrued during the Plan Year until the date of the Change of Control shall be immediately payable.  If the Participant is terminated without cause or with good reason by the Company, any unpaid Awards shall be paid in accordance with such Participant’s termination agreement, and as otherwise determined by the Committee; provided, however, if the Participant is a “specified employee” as defined by the Section 409A of the Code, any Award payable under this Plan that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall be delayed by six months such that the payment is made no earlier than the first date of the seventh month following the date of that Participant’s termination of employment (or the date of that Participant’s death, if earlier).  In the case of death or disability (as determined in the sole discretion of the Committee in accordance with the Code) of a Participant, his Award will be proportional to the service to the Company during the Plan Year in which the death or disability occurred.  Unpaid Awards may also be canceled at the discretion of the Committee.

8.           NONASSIGNABILITY

No Award or other benefit under the Plan shall be assignable or transferable by the participant during the Participant’s lifetime.

9.           NO RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without good cause.

10.           LIABILITY OF THE COMPANY

Neither the Company, nor any affiliate of the Company, nor any member of the Board or the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration and application of the Plan, shall have liability to any party for an action taken or not taken in good faith under the Plan.  Status as a Participant shall not be construed as a commitment that any incentive award will be made under the Plan to such Participant or to Participants generally.  Nothing contained in this Plan (or any documents relating to the Plan or to any incentive award under the Plan) shall confer upon any employee of the Company any right to continue in the employ or other service of the Company or its affiliates or constitute any contract or limit in any way the right of the Company or its affiliates to change such person’s compensation or other benefits..

11.           FEDERAL INCOME TAX CONSEQUENCES

All amounts paid pursuant to the Plan constitute taxable income to the Participant when received.  If a Participant elects to defer a portion of the award, such Eligible Employee may be entitled to defer the recognition of income.  Generally, and subject to Section 162(m), the Company will be entitled to a federal income tax deduction when amounts paid under the Plan are included in employee income.  Subject to stockholder approval of the Plan, the failure of any aspect of the Plan to satisfy Section 162(m) will not void any action taken by the Committee under the Plan.

Awards granted to certain covered employees, defined in the Code as the Company’s chief executive officer and the other three most highly compensated executive officers, that are in excess of $1 million per year will be deductible as performance-based compensation under Section 162(m) of the Code, if approved by the Company’s stockholders.  However, stockholder approval of the Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts payable under the Plan to qualify for the performance-based compensation exemption under Section 162(m).

12.           UNFUNDED PLAN

This Plan shall be unfunded.  Neither the Plan nor any award under the Plan shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person.  To the extent any Participant acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

13.           GOVERNING LAW

This Plan and any controversy arising out of or relating to this Plan shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to the matters within the scope thereof.  All other matters shall be governed by and construed in accordance with the internal laws of the State of Ohio without regard to any state’s conflict of law principles.  Any legal action related to this Plan shall be brought only in federal or state court located in Ohio.